                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 22)*


                        FRIEDMAN INDUSTRIES, INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $1.00 PAR VALUE
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                         (Title of Class of Securities)

                                   358435 10 5
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                                 (CUSIP Number)

                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 358435 10 5                13 G                     Page 2 of 3 Pages

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   1  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      HAROLD FRIEDMAN
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                     (b) [ ]

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   3  SEC USE ONLY

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   4  CITIZENSHIP OR PLACE OF ORGANIZATION


                    USA
--------------------------------------------------------------------------------
         NUMBER OF               5 SOLE VOTING POWER
          SHARES
       BENEFICIALLY                624,206 SHARES
           OWNED                 -----------------------------------------------
          BY EACH                6 SHARED VOTING POWER
         REPORTING
          PERSON                   -0-
           WITH                  -----------------------------------------------
                                 7 SOLE DISPOSITIVE POWER

                                   624,206 SHARES
                                 -----------------------------------------------
                                 8 SHARED DISPOSITIVE POWER

                                   -0-
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      624,206 SHARES
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.9%
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  12  TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

*        See Instructions


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HAROLD FRIEDMAN                                               PAGE 3 OF 3 PAGES


Item 1.  (a)  Name of Issuer:  Friedman Industries, Incorporated

         (b)  Address of Issuer's Principal Executive Offices:
              4001 Homestead Road
              Houston, Texas 77028

Item 2.  (a)  Name of Person Filing:  Harold Friedman

         (b)  Address of Principal Business Office or, if none, Residence:
              4001 Homestead Road
              Houston, Texas 77028

         (c)  Citizenship:  USA

         (d)  Title of Class of Securities:  Common Stock, $1.00 par value

         (e)  CUSIP Number:  358435 10 5

Item 3.  Not Applicable.

Item 4.  (a)  Amount Beneficially Owned: 624,206 shares

         (b)  Percent of Class:  8.9%

         (c)  Number of Shares as to Which Such Person Has:

              (i)   Sole Power to Vote or Direct the Vote:  624,206 shares

              (ii)  Shared Power to Vote or Direct the Vote:  -0-

              (iii) Sole Power to Dispose or to Direct the
                    Disposition of:                           624,206 shares

              (iv)  Shared Power to Dispose or to Direct the Disposition of: -0-

Item 5.  Not Applicable

Item 6.  Not Applicable

Item 7.  Not Applicable

Item 8.  Not Applicable

Item 9.  Not Applicable

Item 10. Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                       1/24/05
                                             ------------------------------
                                                         Date


                                                 /S/ HAROLD FRIEDMAN
                                             ------------------------------
                                                   Harold Friedman